Exhibit 10.5

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of April 4, 2016 by and among Russell J. Omer (the “Executive”), Westfield Financial, Inc., a bank holding company (“Buyer”), Westfield Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Chicopee Bancorp, Inc., a bank holding company (“Seller”), and Chicopee Savings Bank, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of April 4, 2016 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Buyer Bank, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede the Executive Employment Agreement by and among Seller and the Executive, dated June 18, 2010, and the Executive Employment Agreement by and among Seller Bank and the Executive, dated June 18, 2010 (collectively, the “Employment Agreements”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreements, the Executive shall be entitled to the rights and payments set forth herein and shall terminate employment with Seller and Seller Bank (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s termination of employment without “Cause” or for “Good Reason” following a “Change of Control” (as such terms are defined in the Employment Agreements) as contemplated by Sections 11 and 12 of the Employment Agreements).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Buyer Bank, Seller, and Seller Bank agree as follows:

1.                  Settlement Amount.

1.1              Employment Agreements Amount. On the Closing Date, provided the Executive has remained employed with the Seller and Seller Bank to and including the Closing Date and has executed the release attached as Exhibit A hereto at least eight days prior to the Closing Date (and any revocation period has elapsed), Seller shall, or shall cause an affiliate to, (a) pay to the Executive a lump-sum cash amount equal to the total of $642,269, less applicable tax withholdings and (b) provide health and dental coverage to the Executive for a thirty-six (36) month period commencing on the Closing Date, with the Executive responsible for the employee portion of the applicable insurance premium payments (the total of such lump sum and health and dental coverage, the “Employment Agreements Amount”), in full satisfaction of the payment obligations of Seller and Seller Bank under the Employment Agreements. The Employment Agreements Amount shall be subject to further reduction pursuant to Section 1.2 hereof as may be needed.

For the avoidance of doubt, the payment of the Employment Agreements Amount under this Agreement shall not release Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law, including any benefits that become vested as a result of the Merger; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Seller or Seller Bank; (c) obligations regarding accelerated vesting of equity awards and phantom stock awards, if any, under any equity awards or phantom stock unit awards granted by Seller to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as contemplated by Section 2.01 of the Merger Agreement; (e) obligations regarding vested benefits and benefits which become vested as a result of the Merger under a supplemental executive retirement plan; or (f) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to Section 5.12 of the Merger Agreement. For the avoidance of doubt, the parties to this Agreement acknowledge that the Merger constitutes a “change of control” for purposes of the Seller Bank Amended and Restated Supplemental Executive Retirement Plan and Seller Bank 2012 Phantom Stock Unit Award and Long-Term Incentive Plan, and Seller Bank will pay out all cash amounts under such agreements at the Closing Date.

1.2              Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Employment Agreements Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Buyer, Buyer Bank, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Buyer Bank, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. It is hereby understood that the Employment Agreements Amount as determined under this Section 1.2 will be subject to further adjustment upon the consummation of the Merger. Any determination required under this Section 1.2 shall be made by Seller and Buyer and their respective tax advisors, whose determination shall be conclusive and binding upon the Executive, Seller, and Seller Bank, and it is hereby understood that such determination will follow the same methodology for calculating the Code Section 280G limitation in order to avoid an “excess parachute payment” as provided in Seller Bank Disclosure Schedule 3.18(f) to the Merger Agreement.

1.3              Section 280G Waiver. Executive acknowledges and specifically waives his rights under Section 15 of the Employment Agreements, including, but not limited to, any right to indemnification for any excise tax imposed under Code Section 4999.

1.4              No Further Adjustment. The parties hereby agree that the Employment Agreements Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.5              Restrictive Covenants. In addition to the Employment Agreements Amount, Buyer shall pay, or cause Buyer Bank to pay, a total aggregate amount of $675,000, less any applicable tax withholdings, in equal monthly installments over the two-year period following the Closing Date in exchange for Executive’s adherence to the restrictive covenants contained in this Section 1.5, with such payments reported to the Executive on a Form 1099-Misc. The Executive hereby covenants and agrees that for a period of two years following Closing Date, he shall not, without the written consent of the Buyer, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, credit union or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Hampden county or any other county in which the Buyer, Buyer Bank, Seller or Seller Bank maintains an office as of the Closing Date. Unless he obtains the prior written consent of the Buyer, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Buyer or any entity which is a subsidiary of the Buyer or of which the Buyer is a subsidiary, any material document or information obtained from the Buyer, Buyer Bank, Seller or Seller Bank concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same becomes so ascertainable or available; provided, however, that nothing in this Section 1.5 shall prevent the Executive, with or without the Buyer's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law. Further, the Executive hereby covenants and agrees that, for a period of two year’s following the Closing Date, he shall not, without the written consent of the Company, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Buyer, Buyer Bank, Seller or Seller Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in this Section 1.5;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan company, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans providing wealth management services or doing business within the counties specified in this Section 1.5; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Buyer, Buyer Bank, Seller or Seller Bank, or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the county specified in this Section 1.5;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Buyer, Buyer Bank, Seller or Seller Bank or any of their respective subsidiaries to terminate an existing business or commercial relationship with any of them.

The Executive agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect Buyer’s legitimate interests. The Executive hereby acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 1.5 will not prevent him from earning a livelihood and supporting and his family during the relevant time-period. The existence of a claim, charge, or cause of action by the Executive against Buyer, Buyer Bank, Seller or Seller Bank or any of their affiliates shall not constitute a defense to the enforcement by Buyer or Buyer Bank of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately. If any restriction set forth in this Section 1.5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

1.6              Complete Satisfaction. In consideration of the payment of the Employment Agreements Amount and the other provisions of this Agreement, the Executive, Buyer, Buyer Bank, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Employment Agreements Amount, as determined in accordance Section 1.1 and Section 1.2, shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreements.

2.                  Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Executive, Buyer, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

3.                  General.

3.1              Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2              Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a separate written employment agreement by and between Buyer, Buyer Bank and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3              Withholdings. Seller, Seller Bank, Buyer, and Buyer Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4              Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5              Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Buyer Bank, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6              Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

3.7              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.                  Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Buyer Bank, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:
/s/ Russell J. Omer
Russell J. Omer

CHICOPEE BANCORP, INC.

By:	/s/ William J. Wagner
Name:	William J. Wagner
Title:	President and Chief Executive Officer

CHICOPEE SAVINGS BANK

By:	/s/ William J. Wagner
Name:	William J. Wagner
Title:	President and Chief Executive Officer

WESTFIELD FINANCIAL, INC.

By:	/s/ James C. Hagan
Name:	James C. Hagan
Title:	Chief Executive Officer and President

WESTFIELD BANK

By:	/s/ James C. Hagan
Name:	James C. Hagan
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

I, Russell J. Omer, of [City], [County], Massachusetts, (hereinafter, the “Employee”), in consideration of the Employment Agreements Amount as described below, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Westfield Financial, Inc., a bank holding company (“Buyer”), Westfield Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Chicopee Bancorp, Inc., a bank holding company (“Seller”), and Chicopee Savings Bank, a wholly-owned subsidiary of Seller (“Seller Bank”), their affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Seller or Seller Bank's benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee's employment with the Seller or Seller Bank and the termination thereof. This waiver, release and discharge further applies but is not limited to any claims based on Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Act (41 U.S.C. ss. 1981 - 88), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Vietnam Era Veterans' Readjustment Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, Mass. Gen. Laws ch. 151B (all as they may be amended), and any other applicable federal, state or local laws, ordinances and regulations including those relating to discrimination to the extent permitted by law; provided, however, that, notwithstanding anything in this Release of Claims to the contrary, this Release of Claims does not apply to any of the items described in the second paragraph of Section 1.1 of the Settlement Agreement between the Buyer, Buyer Bank, Seller, and Seller Bank and the Employee, dated April 4, 2016. Employee expressly waives all claims, including those which he does not know or suspect to exist in his favor as of the date of this Agreement against the Released Parties. As used herein, the Employee understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Seller or Seller Bank or otherwise arising from Employee's employment with the Seller Bank, the termination thereof or any other conduct occurring on or prior to the date the Employee signs this Release of Claims. All such claims are forever barred by this Release of Claims whether they arise in contract or tort or under a statute or any other law.

EMPLOYMENT AGREEMENTS AMOUNT. In return for Employee's execution of and adherence to this Release of Claims, the Seller Bank shall pay the Employee the Employment Agreements Amount, as set forth in the Settlement Agreement between the Buyer, Buyer Bank, Seller, and Seller Bank and the Employee, dated April 4, 2016, in the total amount of _____________ ($______). Payment of the Employment Agreements Amount shall be made in a lump sum subject to usual and customary deductions required by law and Seller Bank policy.

CONFIDENTIAL TERMS. Employee and the Buyer, Buyer Bank, Seller, and Seller Bank agree that each will keep the contents of this Release of Claims (including its existence and the terms and provisions hereof) and the negotiations leading to it completely confidential, that neither will hereafter publish or disclose any information concerning such matters to anyone, and that each shall take every reasonable precaution to prevent the direct or indirect disclosure of such information to third parties, provided that the foregoing provisions shall not be construed to prevent Employee from disclosing such matters to his accountant or to prevent the Buyer, Buyer Bank, Seller, and Seller Bank from disclosing such matters to its accountants, and provided further that Employee may also make such disclosures as are finally compelled by law provided Employee gives the Buyer, Buyer Bank, Seller, and Seller Bank immediate notice of such legal process in order that the Buyer, Buyer Bank, Seller, and Seller Bank shall have the opportunity to object to the disclosure of such information.

INJUNCTIVE RELIEF. Employee acknowledges and recognizes that a violation of this Release of Claims and its covenants will cause irreparable damage to the Buyer, Buyer Bank, Seller, and Seller Bank and the Buyer, Buyer Bank, Seller, and Seller Bank will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Buyer, Buyer Bank, Seller, and Seller Bank will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of this Release of Claims or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release of Claims. I further understand that I may consider this Release of Claims for up to twenty-one (21) days before deciding whether to sign it. If I signed this Release of Claims before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release of Claims to the Seller Bank by the end of that twenty-one (21) day period, the Employment Agreements Amount described above will expire. I understand that for a period of seven (7) days after I execute this Release of Claims, I have the right to revoke it by a written notice to be received by the Seller Bank by the end of that period. I also understand that this Release of Claims shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release of Claims and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release of Claims by any representatives of any released party other than the Employment Agreements Amount as stated above.

Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Agreement and knowingly and voluntarily agrees to all of the terms set forth in this Release of Claims. Employee knowingly and voluntarily intends to be legally bound by the same.

Signed as a sealed instrument this ___________, 20__.

Russell J. Omer

THE COMMONWEALTH OF MASSACHUSETTS

Hampden, ss.	__________, 20__

Before me, the undersigned notary public, personally appeared RUSSELL J. OMER, personally known, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

__________________________________________________

______________________________________, Notary Public